Exhibit 12.1

Warner Music Group Corp.

(Formerly known as WMG Parent Corp.)

Computation of Ratio of Earnings to Fixed Charges

(Unaudited)

	Historical										Pro Forma
	Predecessor							Successor			Twelve Months Ended September 30, 2004 (1)	Six Months Ended March 31, 2005 (1)
	Fiscal Years Ended November 30,				Ten Months Ended September 30, 2003	Three Months Ended February 29, 2004	Five Months Ended February 29, 2004	One Month Ended March 31, 2004	Seven Months Ended September 30, 2004	Six Months Ended March 31, 2005
	2000	2001	2002	2003
	(unaudited)	(unaudited)	(audited)	(audited)	(unaudited)	(audited)	(unaudited)	(unaudited)	(audited)	(unaudited)	(unaudited)	(unaudited)
	(in millions)
(Loss) Income before income taxes (1)	$(365)	$(1,066)	$(1,570)	$(1,317)	$(268)	$(15)	$(1,064)	$(11)	$(74)	$82	$(1,176)	$77
Add:
Fixed charges	74	89	78	65	50	8	9	14	99	105	166	93
Income as adjusted before income taxes	$(291)	$(977)	$(1,492)	$(1,252)	$(218)	$(7)	$(1,055)	$3	$25	$187	$(1,010)	$170
Fixed charges:
Interest expense	56	71	59	47	36	4	2	10	91	90	150	83
Portion of rental expense representative of interest (2)	18	18	19	18	14	4	7	1	8	10	16	10
Preferred stock dividend requirements of consolidated subsidiaries (1)	—	—	—	—	—	—	—	3	—	5	—	—

Total fixed charges	74	89	78	65	50	8	9	14	99	105	166	93
Deficiency in earnings over fixed charges	$(365)	$(1,066)	$(1,570)	$(1,317)	$(268)	$(15)	$(1,064)	$(8)	$(74)	N/A	$(1,176)	N/A
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	1.78	N/A	1.83

(1)	The preferred stock dividend requirements of Holdings, a consolidated subsidiary, is included in fixed charges (i.e., the denominator of the ratio calculation) but excluded from the numerator of the ratio calculation because such amount was not deducted in arriving at Warner Music Group Corp.’s pre-tax income (loss) from continuing operations as defined. If Holdings did not incur fixed charges, the minority interest in pre-tax income of Holdings would be subtracted in determining earnings.
(2)	Estimated at 1/3 of total rent expense.

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